Exhibit 99.1
CONSENT OF PERSONS NAMED AS ABOUT TO BECOME DIRECTORS
Pursuant to Rule 438 promulgated under the Securities Act of 1933, the undersigned hereby consent to be named as persons about to become directors of NUCRYST Pharmaceuticals Corp. in the Registration Statement on Form F-1 of the Company, dated December 1, 2005, and any amendments thereto.
Dated: November 30, 2005

By:	/s/ Neil Carragher

Neil Carragher

By:	/s/ G.H. Downer

G.H. Downer

By:	/s/ Richard W. Zahn

Richard W. Zahn